RIMROCK GOLD CORP. 8-K

Exhibit 10.1

SETTLEMENT AND RELEASE AGREEMENT

THIS SETTLEMENT AND RELEASE AGREEMENT (this “Agreement”), dated as of April 22, 2015, is entered into by and among (i) UPTICK CAPITAL, LLC, a limited liability company organized and existing under the laws of the State of Connecticut (“Uptick”), (ii) ZAHAV RESOURCES, INC., a corporation incorporated under the laws of the State of Delaware (“Zahav”); and (iii) RIMROCK GOLD CORP., a corporation incorporated under the laws of the State of Nevada (“Rimrock”). Uptick, Zahav and Rimrock are collectively referred to herein as the “Parties,” or each of them individually as a “Party”.

WHEREAS, a Consulting Agreement has been executed on March 1, 2013 by and between Uptick and Rimrock and a subsequent verbal agreement has been consummated on or about January 2015 (together, collectively, as amended, the “Consulting Agreements”), pursuant to which certain consulting services were performed by Uptick, including, but not limited to, spending hundreds of hours making introductions to investors (including, but not limited to, Redwood Fund LP (“Redwood”) and LH Financial Services Corp. (“LH”)), making introductions to key executives, and lending substantial amounts of money to Rimrock from time to time in order to protect Rimrock’s underlying business operations and mining claims;

WHEREAS, in consideration for Uptick’s services and other consideration, Rimrock and Uptick discussed issuing to Uptick a non-dilutable preferred share of Rimrock stock which is convertible into 80% of the issued and outstanding common stock of Rimrock (the “80% Non-Dilutable Share”) and, in order for Rimrock to authorize the Non-Dilutable Share, Uptick executed certain documents permitting Rimrock to designate a preferred class of Rimrock’s stock;

WHEREAS, Rimrock has refused to issue the 80% Non-Dilutable Share to Uptick and, moreover, Rimrock has not paid Uptick anything as of the date hereof for Uptick’s services rendered pursuant to the Consulting Agreements;

WHEREAS, subject to the terms and conditions herein contained, the Parties have agreed to settle any and all disputes which may presently exist by and between them upon Rimrock’s payment to Uptick of the following amounts: (i) Twenty Five Thousand Five Hundred Two and 59/100 United States Dollars (US$25,502.59) plus legal fees and expenses incurred by Uptick as provided in Section 11 herein (the “Cash Settlement Amount”); (ii) four million (4,000,000) shares of Rimrock common stock; (iii) four hundred (400) shares of Rimrock series B preferred stock (the “Uptick Preferred Stock Settlement Amount”) (together, parts (ii) and (iii) herein, collectively, the “Stock Settlement Amount”, and together with the Cash Settlement Amount, the “Settlement Amount”); and (iv) such other covenants, terms and conditions as herein provided.

NOW, THEREFORE, IN CONSIDERATION OF THE PROMISES, ACTS, RELEASES AND OTHER GOOD AND VALUABLE CONSIDERATION HEREINAFTER RECITED, THE SUFFICIENCY AND RECEIPT OF WHICH IS HEREBY ACKNOWLEDGED, THE PARTIES HERETO, INTENDING TO BE LEGALLY BOUND, AGREE AS FOLLOWS:

1.

Conditions Precedent. The releases contained in Section 4 hereof shall be effective immediately upon the satisfaction of the following to Uptick in its sole and absolute discretion: (i) the full payment of the Settlement Amount to Lucosky Brookman LLP, as agent for Uptick (the “Agent”), including, but not limited to share certificates evidencing the preferred and common stock to be delivered hereunder to Uptick and Zahav, and in connection with Section 12 hereunder, to Redwood and LH; (ii) satisfaction of the covenants contained in Section 2 hereof; (iii) filing of the Certificate of Designation in the form attached hereto as Exhibit A (the “Certificate of Designation”) with the Secretary of State of the state of incorporation of Rimrock; (iv) receipt by Uptick of a copy of resolutions of the Board of Directors of Rimrock authorizing the execution of this Agreement, the filing of the Certificate of Designation, the execution of the Transfer Agent Instruction Letter, the payment of the Cash Settlement Amount, and the issuance and delivery of the Stock Settlement Amount (v) the execution and delivery by Rimrock and Rimrock’s Transfer Agent of the Irrevocable Transfer Agent Instruction Letter in the form attached hereto as Exhibit B (the “Transfer Agent Instruction Letter”). The Cash Settlement Amount shall be paid by wire transfer in immediately available funds to the attorney trust account of the Agent. The share certificates representing the Stock Settlement Amount shall be physically delivered via overnight courier and received by the Agent and such share certificates shall be in the applicable amounts in the name of Uptick.

2.

Covenants of Rimrock. In consideration of Uptick and Zahav’s execution of this Agreement and their agreement to abide by the terms and conditions herein contained (including, but not limited to, foregoing immediate enforcement of the Consulting Agreements), following the date hereof:

(i)

in the event that any portion of the Cash Settlement Amount remains outstanding following the date hereof, Rimrock shall pay such outstanding portion of the Cash Settlement Amount to Uptick in an amount which equals thirty percent (30%) of the funds raised from any debt or equity offering of securities however if over $30,000 USD are raised by Rimrock the percentage payout increases to forty percent (40%) and such payment shall be made prior to any other person or entity, including Rimrock, receiving any funds therefrom;

(ii)

neither Rimrock nor any of its subsidiaries shall buy, sell, transfer and/or encumber in any way, any mining claim assets owned by Rimrock as of the date hereof without the prior written consent of Uptick;

(iii)

Rimrock shall notify Uptick at least thirty (30) business days prior to any payments due and owing by Rimrock with respect to any mining claims (including, but not limited to, the Pescio payment, BLM fees, and county fees) and in the event that Rimrock fails to make such payments, Rimrock shall provide Uptick a timely opportunity to either pay for or arrange for a third party to pay for those fees and, in the event that such fees are paid for by Uptick or a third party (the “Paying Party”), Rimrock shall take any and all actions necessary or advisable to immediately transfer ownership of the respective mining claims to the Paying Party. If the ownership of the mining claims are transferred to the Paying Party of which Uptick or Zahav is a party, then, within fifteen (15) days of such transfer, Uptick shall return the preferred shares being held by Uptick as of the date of such transfer to the treasury of Rimrock. Uptick shall not transfer or sell more than ten percent (10%) of the preferred shares for a period of 6 months following the date hereof. In addition, the Paying Party is responsible for all transfer fees of the mining claims;

(iv)

at any time following the conversion of the Uptick Preferred Stock Settlement Amount by Uptick, or any portion thereof, Rimrock shall not, in any given calendar year, without the prior written consent of Uptick, either directly or indirectly, issue or distribute, in the aggregate per calendar year, an amount which equals more than thirty five percent (35%) of the issued and outstanding shares of Rimrock common stock (as calculated as of the date hereof and as of January 1 of each subsequent calendar year) or issue any convertible securities or warrants which, which when convertible or exercisable, would or may result in the issuance or distribution of an amount which equals more than thirty five percent (35%) of the issued and outstanding shares of Rimrock common stock (as calculated as of the date hereof and as of January 1 of each subsequent calendar year). Such restriction on share issuances shall exclude Rimrock’s obligation to issue shares under existing outstanding promissory notes and warrants. Any future debt or equity offering of securities of Rimrock over thirty five percent (35%), as provided above, will require the written consent of Uptick.; and

(v)

Rimrock shall not issue any additional shares of preferred stock following the date hereof without the prior written consent of Uptick except as part of a financing.

3.

Covenant of Uptick. Uptick shall return twenty percent (20%) of the Uptick Preferred Stock Settlement Amount which it receives pursuant to this Agreement in the event that the mining claims are not maintained.

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4.

Uptick/Zahav Release. Upon satisfaction of the conditions precedent contained in Section 1 hereof in Uptick’s sole and absolute discretion, Uptick and Zahav, on behalf of themselves and their respective direct or indirect predecessors, successors, parent companies, divisions, subsidiaries, agents, affiliates, subrogees, insurers, trustees, trusts, administrators, representatives, personal representatives, legal representatives, transferees, assigns and successors in interest of assigns, and any firm, trust, corporation, partnership, investment vehicle, fund or other entity managed or controlled by Uptick and Zahav or in which Uptick and Zahav have or had a controlling interest and the respective consultants, employees, legal counsel, officers, directors, managers, shareholders, stockholders, owners of any of the foregoing (collectively, the “Uptick/Zahav Releasors”), in consideration of the satisfaction of the conditions precedent contained in Section 1 hereof, hereby remise, release, acquit and forever discharge Rimrock and any and all of their respective direct or indirect affiliates, parent companies, divisions, subsidiaries, agents, transferees, consultants, employees, legal counsel, officers, directors, managers, shareholders, stockholders, stakeholders, owners, predecessors, successors, assigns, successors in interest of assigns, subrogees, insurers, trustees, trusts, administrators, fiduciaries and representatives, legal representatives, personal representatives and any firm, trust, corporation or partnership investment vehicle, fund or other entity managed or controlled by Rimrock or in which Rimrock has or had a controlling interest, if any (collectively, the “Rimrock Releasees”), of and from any and all federal, state, local, foreign and any other jurisdiction’s statutory or common law claims (including claims for contribution and indemnification), causes of action, complaints, actions, suits, defenses, debts, sums of money, accounts, covenants, controversies, agreements, promises, losses, damages, orders, judgments and demands of any nature whatsoever, in law or equity, known or unknown, of any kind, including, but not limited to, claims or other legal forms of action or from any other conduct, act, omission or failure to act, whether negligent, intentional, with or without malice, that the Uptick/Zahav Releasors ever had, now have, may have, may claim to have, or may hereafter have or claim to have, against the Rimrock Releasees, from the beginning of time up to and including the date hereof (the “Released Uptick/Zahav Claims”). Nothing in the foregoing release shall release any claim to enforce this Agreement.

5.

Rimrock Release. Immediately upon the execution hereof, Rimrock, on behalf of itself and its respective direct or indirect predecessors, successors, parent companies, divisions, subsidiaries, agents, affiliates, subrogees, insurers, trustees, trusts, administrators, representatives, personal representatives, legal representatives, transferees, assigns and successors in interest of assigns, and any firm, trust, corporation, partnership, investment vehicle, fund or other entity managed or controlled by Rimrock or in which Rimrock has or had a controlling interest and the respective consultants, employees, legal counsel, officers, directors, managers, shareholders, stockholders, owners of any of the foregoing (collectively, the “Rimrock Releasors”), in consideration of Uptick and Zahav’s execution of this Agreement and their agreement to abide by the terms and conditions herein contained, including, but not limited to, foregoing immediate enforcement of the Consulting Agreements, hereby remise, release, acquit and forever discharge Uptick and Zahav and any and all of their respective direct or indirect affiliates, parent companies, divisions, subsidiaries, agents, transferees, consultants, employees, legal counsel, officers, directors, managers, shareholders, stockholders, stakeholders, owners, predecessors, successors, assigns, successors in interest of assigns, subrogees, insurers, trustees, trusts, administrators, fiduciaries and representatives, legal representatives, personal representatives and any firm, trust, corporation or partnership investment vehicle, fund or other entity managed or controlled by Uptick and Zahav or in which Uptick or Zahav have or had a controlling interest, if any (collectively, the “Uptick/Zahav Releasees”), of and from any and all federal, state, local, foreign and any other jurisdiction’s statutory or common law claims (including claims for contribution and indemnification), causes of action, complaints, actions, suits, defenses, debts, sums of money, accounts, covenants, controversies, agreements, promises, losses, damages, orders, judgments and demands of any nature whatsoever, in law or equity, known or unknown, of any kind, including, but not limited to, claims or other legal forms of action or from any other conduct, act, omission or failure to act, whether negligent, intentional, with or without malice, that the Rimrock Releasors ever had, now have, may have, may claim to have, or may hereafter have or claim to have, against the Uptick/Zahav Releasees, from the beginning of time up to and including the date hereof (the “Released Rimrock Claims”). Nothing in the foregoing release shall release any claim to enforce this Agreement.

6.

Release of Unknown Claims: Upon satisfaction of the conditions precedent contained in Section 1 hereof to the satisfaction of Uptick in its sole and absolute discretion and upon the execution hereof by Rimrock, the following releases and provisions will be automatically effective:

(a)

The Parties stipulate and agree that the Uptick/Zahav Releasors and the Rimrock Releasors expressly waive the provisions, rights and benefits conferred by any law of any state or any territory of the United States or of any other nation, or principle of common law relating to claims which the Parties did not know or suspect to exist in the other Party’s favor at the time of executing this Agreement, which, if known by Parties, would have materially affected Uptick’s, Zahav’s and/or Rimrock’s settlement with the other Party; and

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(b)

The Uptick/Zahav Releasors and the Rimrock Releasors may hereafter discover facts in addition to or different from those that any of them now knows or believes to be true, but the Uptick/Zahav Releasors and the Rimrock Releasors fully, finally, and forever settle and release any and all claims, known or unknown, suspected or unsuspected, contingent or non-contingent, whether or not concealed or hidden, that now exist, or heretofore have existed upon any theory of law or equity now existing or coming into existence in the future, including, but not limited to, conduct that is negligent, reckless, intentional, with or without malice, or a breach of any duty, law or rule, without regard to the subsequent discovery or existence of such different or additional facts. The Uptick/Zahav Releasors and the Rimrock Releasors acknowledge that the inclusion of such “unknown claims” in this Agreement was separately bargained for and was a key element of the Agreement, and that each of them assumes the risk of any mistake of fact or law on its own behalf. If the Parties should subsequently discover that its understanding of the facts or of the law was or is incorrect, the Parties shall not be entitled to relief in connection therewith, including without limitation of the generality of the foregoing, any alleged right or claim to set aside or rescind this Agreement. This Agreement is intended to be, and is, final and binding upon the Parties hereto according to the terms hereof regardless of any claims of mistake of fact or law.

7.

No Admission of Fault. Uptick, Zahav and Rimrock, by entering into this Agreement, do not concede any fault, liability or wrongdoing, and expressly deny any fault, liability or wrongdoing whatsoever. The execution of this Agreement, and the consideration and other terms and conditions thereof, do not constitute and shall not be construed as or deemed to be evidence of, or an admission or concession on the part of Uptick, Zahav or Rimrock with respect to any claim, fault or liability, or any wrongdoing or damage whatsoever. This Agreement may not be used for any purpose other than to effectuate this settlement and the terms hereof.

8.

No Action. Upon satisfaction of the conditions precedent contained in Section 1 hereof to the satisfaction of Uptick in its sole and absolute discretion, each of Uptick and Zahav covenants and agrees not to commence or prosecute any action or proceeding against Rimrock based on the Released Uptick/Zahav Claims. Upon the execution hereof by Rimrock, Rimrock covenants and agrees not to commence or prosecute any action or proceeding against Uptick or Zahav based on the Released Rimrock Claims.

9.

Preparation of Agreement. Each Party represents to the other that its counsel have negotiated and participated in the drafting of, and are legally authorized to negotiate and draft, this Agreement. Each Party to this Agreement acknowledges that this Agreement was drafted jointly by the Parties hereto and each Party has contributed substantially and materially to the preparation of this Agreement. The Agreement shall be construed as having been made and entered into as the result of arms-length negotiations, entered into freely and without coercion or duress, between parties of equal bargaining power.

10.

Confidentiality. Except as permitted below, each Party shall maintain the confidentiality of the Agreement. The negotiations in connection with this Agreement were and are intended by the Parties to be privileged settlement discussions, and are confidential; none of the Parties shall disclose such negotiations unless compelled to do so by a court of competent jurisdiction. Neither this Agreement, its contents, terms and conditions, nor any other information concerning this Agreement or the dispute between the Parties, shall be disclosed to third parties (including, but not limited to, the media) without the express written approval of all the Parties, except as otherwise provided in this Section or as required by federal or state securities law, rule or regulation. This Agreement shall not be introduced in evidence or used for any purpose except: (a) in an action to enforce its provisions; (b) to prove a defense to a claim or other legal form of action alleged to have been released herein; (c) in response to an order directed to a Party from a judicial or governmental authority having jurisdiction over such Party, in which event the receiving party shall notify the other Parties of the order; (d) in response to a subpoena or other process served on a Party (the “Served Party”) by a third party seeking to compel the disclosure of this Agreement or its terms, in which event, however, the Served Party shall notify the other Party or Parties of such subpoena or process as soon as possible and grant it or them the opportunity to notify the Served Party in writing within ten (10) days if the other Party or Parties intend to move to quash, seek a protective order or take other appropriate action, and, if so informed, the Served Party shall not make the disclosure sought by the subpoena or notice unless the relief sought is denied or the other Party or Party – despite its or their notice to the contrary – fails to seek the noticed relief within a reasonable time; (e) if appropriate in a future action, in an application for a determination that the settlement between the Parties is a good faith settlement properly subject to a contribution bar, in which event this Agreement shall be filed under seal; or (f) as required by federal or state law, rule or regulation. The Parties also may, to the minimum extent necessary, disclose this Agreement to the Internal Revenue Service and/or any state taxing authorities and to the Parties’ respective attorneys, accountants, auditors, professionals and other financial advisors/consultants who have a legal or ethical obligation to hold the terms and information herein confidential, so that they may perform their professional, business, or financial duties and obligations. To the extent possible under federal or state law, rule or regulation, any disclosure by either Party subject to the confidentiality terms of this Section shall not reference the other Party. The determination of whether a federal or state law, rule or regulation requires the disclosure of this Agreement or any term or provision hereof is left to the sole discretion of the Party making the disclosure, in consultation with its attorneys, accountants, auditors, professionals or other financial advisors/consultants.

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11.

Expenses. The Parties agree that each shall be responsible for payment of its own costs and expenses, including attorneys’ fees, associated with the negotiation and execution of this Agreement and any discussions leading thereto, provided however, that Rimrock will pay Uptick, within ninety (90) days of the date hereof, Ten Thousand and No/100 United States Dollars (US$10,000) in partial satisfaction of their legal fees and expenses associated with this Agreement.

12.

Designation and Assignment. Of the Uptick Preferred Stock Settlement Amount to be paid by Rimrock to Uptick and Zahav in connection herewith, Uptick and Zahav hereby designate and assign (i) thirty (30) shares of Rimrock series B preferred stock to Redwood and (ii) twenty (20) shares of Rimrock series B preferred stock to LH. These shares are being designated and assigned by Uptick and Zahav to Redwood and LH in consideration for services rendered to Uptick and Zahav by Redwood and LH in connection with the consulting services performed by Uptick and Zahav.

13.

Appointment of Agent. Uptick and Zahav hereby appoint Lucosky Brookman LLP as their agent for purposes of receiving and distributing the Settlement Amount to the applicable parties.

14.

Amendments / Modifications. This Agreement shall not be modified, amended, supplemented, or otherwise changed except by a writing signed by all Parties. The Parties expressly intend and agree that there shall be no exceptions to this “oral modification” clause, including, but not limited to, any present or future claims of partial performance or equitable estoppel. No parol or oral evidence shall be admitted to alter, modify or explain the terms of this Agreement, which all Parties agree is clear and unambiguous.

15.

Entire Agreement. This Agreement represents the entire agreement of the Parties as to the matters set forth herein and shall supersede any and all previous contracts, arrangements or understandings among the Parties.

16.

Counterparts. This Agreement may be executed in counterparts. The execution of this Agreement and the transmission thereof by facsimile or e-mail shall be binding on the Party signing and transmitting same by facsimile or e-mail fully and to the same extent as if a counterpart of this Agreement bearing such Party’s original signature has been delivered.

17.

Authorized Representative. Each signatory on behalf of a Party to this Agreement represents and warrants that he or she is a duly authorized representative of that Party, with full power and authority to agree to this Agreement and all the terms herein on behalf of that Party, which Party shall be bound by such signature.

18.

Notices. Any notices, consents, waivers, or other communications required or permitted to be given under the terms of this Agreement must be in writing and in each case properly addressed to the Party to receive the same in accordance with the information below, and will be deemed to have been delivered: (i) if mailed by certified mail, return receipt requested, postage prepaid and properly addressed to the address below, then three (3) business days after deposit of same in a regularly maintained U.S. Mail receptacle; or (ii) if mailed by Federal Express, UPS or other nationally recognized overnight courier service, next business morning delivery, then one (1) business day after deposit of same in a regularly maintained receptacle of such overnight courier; or (iii) if hand delivered, then upon hand delivery thereof to the address indicated on or prior to 5:00 p.m., EST, on a business day. Any notice hand delivered after 5:00 p.m., EST, shall be deemed delivered on the following business day. Notwithstanding the foregoing, notice, consents, waivers or other communications referred to in this Agreement may be sent by facsimile, e-mail, or other method of delivery, but shall be deemed to have been delivered only when the sending Party has confirmed (by reply e-mail or some other form of written confirmation) that the notice has been received by the other Party. The addresses and facsimile numbers for such communications shall be as set forth below, unless such address or information is changed by a notice conforming to the requirements hereof. No notice to or demand on the Parties in any case shall entitle the Parties to any other or further notice or demand in similar or other circumstances:

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If to Uptick or Zahav:	Uptick Captial, LLC 708 Third Avenue, 6th Floor New York, NY 10017 Attn: Ari Blaine Email: ari@uptickcapital.com

with a copy which shall not constitute notice to:	Lucosky Brookman LLP 101 Wood Avenue South, 5th Floor Woodbridge, NJ 08830 Attn: Joseph Lucosky, Esq. Facsimile: (732) 395-4401 Email: jlucosky@lucbro.com

If to Rimrock:	Rimrock Gold Corp. 3651 Lindell Road, Suite D155 Las Vegas, NV 89103 Email: rmicgold@frontiernet.net

with a copy which shall not constitute notice to:	Szaferman Lakind Blumstein & Blader, PC 101 Grovers Mill Road, 2nd Floor Lawrenceville, NJ 08648 Attn: Gregg Jaclin, Esq. Facsimile: (609) 557-0969 Email: gjaclin@szaferman.com

19.

Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF NEVADA. EACH OF THE PARTIES HERETO HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF, AND VENUE IN, ANY FEDERAL OR STATE COURT OF COMPETENT JURISDICTION LOCATED IN NEW JERSEY, SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREIN, AND HEREBY WAIVES, AND AGREES NOT TO ASSERT, AS A DEFENSE IN ANY ACTION FOR THE INTERPRETATION OR ENFORCEMENT HEREOF, THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT THE VENUE THEREOF MAY NOT BE APPLICABLE OR THAT THIS AGREEMENT MAY NOT BE ENFORCED IN OR BY SAID COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION SHALL BE HEARD AND DETERMINED IN SAID COURTS. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE.

[signature page follows]

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IN WITNESS WHEREOF, the Parties execute this Settlement and Release Agreement as of the date first written above.

UPTICK CAPITAL, LLC

By:
Name:
Title:

ZAHAV RESOURCES, INC.

By:
Name:
Title:

RIMROCK GOLD CORP.

By:	/s/ Jordan Starkman
Name:	Jordan Starkman
Title:	Chief Executive Officer

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EXHIBIT A

FORM OF CERTIFICATE OF DESIGNATION

(see attached)

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EXHIBIT B

FORM OF IRREVOCABLE TRANSFER AGENT INSTRUCTION LETTER

(see attached)

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